UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 26, 2005
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On October 26, 2005, the registrant issued the following press release announcing financial results for the third quarter and first nine months of 2005:
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS THIRD QUARTER RESULTS

Lincoln, RI - October 26, 2005 - A.T. Cross Company (AMEX: ATX) today announced financial results for the third quarter ended October 1, 2005.

Third Quarter Results

Net sales in the third quarter of 2005 were $29.1 million compared to $30.1 million in the third quarter of 2004. Global writing instrument and accessory revenue was $24.6 million compared to $26.7 million in the same period last year. Approximately half of the decline in this segment is related to the timing of certain holiday orders from the office superstore channel in the U. S., which shifted into the fourth quarter of this year compared to the third quarter of last year. The Company's optical segment, comprised of Costa Del Mar, had a third quarter net sales increase of 33% to $4.5 million compared to $3.4 million in the prior year quarter.

Gross margin was 45.5% compared to 46.0% last year. Selling, general and administrative expenses and other operating expenses totaled $15.1 million in the third quarter of 2005 versus $15.4 million in 2004.

Net loss for the third quarter was $1.0 million, or $0.07 per share, compared to a net loss of $1.1 million, or $0.07 per share, last year.

David G. Whalen, President and Chief Executive Officer of A.T. Cross, stated, "During the third quarter, we experienced many of the same trends we saw in the first half of the year. Our optical business posted solid growth while our quality writing instrument business remained more challenging. Costa Del Mar once again outperformed last year's results as we successfully expanded its distribution to new markets on the west coast and executed a compelling marketing campaign."

"However, our quality writing customers were cautious with their pre-holiday orders due to concerns about overall consumer spending levels. That said, we remain focused on implementing our key objectives in this segment and believe that the holiday programs and new product launches we have in place will result in a successful fourth quarter for our quality writing instrument business. Finally, we continue to aggressively manage our expenses and decrease our overall cost structure, with the margin decline in the quarter primarily due to our lower sales base. "

Nine-Month Results

Net sales for the nine months ended October 1, 2005 were $87.7 million compared to $88.5 for the nine months ended October 2, 2004. Global writing instrument and accessory revenue was $72.6 million compared to $76.7 million in the same period last year. The Company's optical segment revenue was $15.1 million compared to $11.8 million in the same period last year.

Gross margin was 48.4% compared to 49.7% last year. Selling, general and administrative expenses and other operating expenses totaled $45.8 million (including $0.7 million restructuring charges) for the nine months ended October 1, 2005 versus $48.2 million (including $1.9 million restructuring charges) in 2004.

Net loss for the nine months ended October 1, 2005 was $2.0 million, or $0.13 per share, compared to a net loss of $2.7 million, or $0.18 per share, last year.

Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable-basis (non-GAAP) results.

Mr. Whalen concluded, "Though we were faced with some challenges in the third quarter we remain optimistic that the initiatives we have in place for the holiday season will gain traction in the fourth quarter. Looking ahead, our goal is to increase our market share within the quality writing industry by outperforming our peers on all levels. Specifically, we are accelerating our new product efforts, testing new channels of distribution, and implementing new in-store display concepts that have proved successful in our Cross retail stores. By leveraging the strength and momentum of our Costa Del Mar business, as well as successfully executing on our quality writing objectives, we expect to remain on track to delivering long-term shareholder value. "

Conference Call

The Company's management will host a conference call tomorrow, October 27, 2005, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's web site at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on October 27, 2005 through November 3, 2005 at 1-877-519-4471 or 973-341-3080, pin number 6588700.

Non-GAAP Measures

The table attached to this release contains comparable-basis (non-GAAP) measures of net loss and net loss per share that are included as a complement to results provided in accordance with generally accepted accounting principles. These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com and the Costa Del Mar web site at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the impact of new writing instrument products, holiday programs, new channels of distribution, new in-store displays, the anticipated performance of Costa Del Mar, the anticipated impact of sales during the peak holiday season, and the anticipated impact of the Company's expense control and new merchandising initiatives). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty of the economic climate, particularly in light of high energy costs, consumers' reaction to the Company's existing and new writing instrument product as well as the new in-store displays, consumers' continued support for Costa Del Mar products, and the impact of the Company's new merchandising efforts, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of October 26, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Nine Months Ended
		October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

	Net sales	$ 29,068	$ 30,128	$ 87,668	$ 88,515
	Cost of goods sold	15,831	16,259	45,258	44,533
	Gross Profit	13,237	13,869	42,410	43,982
	Selling, general and administrative expenses	13,657	13,934	41,614	42,675
	Service and distribution costs	701	729	2,129	2,280
	Research and development expenses	488	411	1,344	1,363
	Restructuring charges	208	348	710	1,871
	Operating Loss	(1,817)	(1,553)	(3,387)	(4,207)
	Interest and other (expense) income	(63)	51	(138)	261
	Loss from Operations Before Income Taxes	(1,880)	(1,502)	(3,525)	(3,946)
	Income tax benefit	(877)	(408)	(1,551)	(1,263)
	Net Loss	$ (1,003)	$ (1,094)	$ (1,974)	$ (2,683)

	Basic and diluted net loss per share	$ (0.07)	$ (0.07)	$ (0.13)	$ (0.18)

	Weighted average shares outstanding	14,729	14,919	14,726	14,966

		Three Months Ended		Nine Months Ended
		October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
	Reconciliation of GAAP and "comparable-basis" net loss
and net loss per share
	GAAP net loss	$ (1,003)	$ (1,094)	$ (1,974)	$ (2,683)
	Adjustments, net of tax:
	Restructuring charges	116	237	398	1,272
	Property tax settlement	-	-	-	(736)
	Comparable-basis net loss	$ (887)	$ (857)	$ (1,576)	$ (2,147)

	Comparable-basis net loss per share	$ (0.06)	$ (0.06)	$ (0.11)	$ (0.14)

		Three Months Ended		Nine Months Ended
		October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Segment Data:	Writing Instruments & Accessories
	Net Sales	$ 24,552	$ 26,726	$ 72,561	$ 76,707
	Operating Loss	(2,168)	(1,563)	(5,474)	(5,358)
	Interest and Other (Expense) Income	(49)	51	(117)	261
	Loss from Operations Before Income Taxes	(2,217)	(1,512)	(5,591)	(5,097)

Segment Data:	Optical
	Net Sales	$ 4,516	$ 3,402	$ 15,107	$ 11,808
	Operating Income	351	10	2,087	1,151
	Interest and Other Expense	(14)	-	(21)	-
	Income from Operations Before Income Taxes	337	10	2,066	1,151

		Three Months Ended		Nine Months Ended
		October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
	Writing Instruments & Accessories Sales Data:
	Americas	$ 12,175	$ 14,057	$ 33,893	$ 37,907
	Europe, Middle East and Africa	7,487	7,592	22,659	23,360
	Asia Pacific	3,963	4,416	13,606	13,557
	Other	927	661	2,403	1,883
	Total Net Sales	$ 24,552	$ 26,726	$ 72,561	$ 76,707

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	October 1, 2005	October 2, 2004
Assets
Cash, cash equivalents and short-term investments	$ 10,093	$ 13,703
Accounts receivable	22,017	23,659
Inventories	20,350	21,494
Deferred income taxes	5,318	4,792
Other current assets	12,036	8,279
Total Current Assets	69,814	71,927

Property, plant and equipment, net	21,965	23,663
Goodwill	7,288	7,408
Intangibles and other assets	5,147	5,101
Deferred income taxes	3,708	2,348

Total Assets	$ 107,922	$ 110,447

Liabilities and Shareholders' Equity
Line of credit	$ 5,000	$ 3,000
Current maturities of long-term debt	1,350	1,350
Retirement plan obligations	1,625	1,626
Other current liabilities	19,386	21,543
Total Current Liabilities	27,361	27,519

Retirement plan obligations	7,339	5,031
Long-term debt, less current maturities	4,500	5,850
Accrued warranty costs	1,646	1,962
Shareholders' equity	67,076	70,085

Total Liabilities and Shareholders' Equity	$ 107,922	$ 110,447

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com
	4890-3Q-05

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: October 26, 2005	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer